                                                                   Exhibit 10.11


                                                                  EXECUTION COPY

                              AGREEMENT dated as of December 18, 1996, between
                        VITRO, SOCIEDAD ANONIMA, a corporation organized under the laws of Mexico ("Vitro"), CONSUMERS PACKAGING INC., a corporation organized under the federal laws of Canada ("Consumers"), and CONSUMERS PACKAGING INC. on behalf of a new Delaware corporation to be formed by Consumers Packaging Inc. in accordance with Section 25 hereof ("New Anchor").

            WHEREAS, Consumers and Owens Brockway Glass Container Inc., a Delaware corporation ("Owens", and together with Consumers, the "Buyers") have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of the date hereof with Anchor Glass Container Corporation, a Delaware corporation ("Anchor"), and a wholly owned subsidiary of Container Holdings Corp., which is a wholly owned subsidiary of Vitro; and

            WHEREAS, in connection with the Asset Purchase Agreement and Anchor's filing of a petition for relief under Chapter 11 of the United States Code, as amended, with the United States Bankruptcy Court for the District of Delaware having jurisdiction over the case, the parties hereto desire to set forth certain ancillary agreements;

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

            1. Conditions to Obligations. (a) Obligations of New Anchor. The effectiveness of this Agreement and the obligations of New Anchor hereunder are subject to the satisfaction (or waiver by New Anchor) of the following conditions on or prior to the Closing Date (as defined in the Asset Purchase Agreement):

            (i) The representations and warranties of Vitro made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Vitro shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Vitro by the Closing Date.

            (ii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, State, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or
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instrumentality, domestic or foreign (a "Governmental Entity") preventing the execution or performance of this Agreement shall be in effect.

            (iii) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding, challenging or seeking to restrain or prohibit the execution or performance of this Agreement or any provision thereof, or seeking to obtain any material damages from New Anchor or any of its Affiliates (as defined herein) in connection with the execution or performance of this Agreement.

            (iv) The conditions to the Buyers' obligation under the Asset Purchase Agreement shall have been satisfied or waived.

            (b) Obligations of Vitro. The effectiveness of this Agreement and the obligations of Vitro hereunder are subject to the satisfaction (or waiver by Vitro) of the following conditions on or prior to the Closing Date:

            (i) The representations and warranties of each of New Anchor and Consumers made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Each of New Anchor and Consumers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by each of them by the Closing Date.

            (ii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity preventing the execution or performance of this Agreement shall be in effect.

            (iii) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding, challenging or seeking to restrain or prohibit the execution or performance of this Agreement or any provision thereof or seeking to obtain any material damages from Vitro or any of its Affiliates (other than Anchor and Anchor's subsidiaries) in connection with the execution or performance of this Agreement.

            (iv) The Buyers shall have purchased the Purchased Assets (as defined in the Asset Purchase Agreement) and assumed the Assumed Liabilities (as defined in the Asset Purchase Agreement) in accordance with the terms of the Asset Purchase Agreement as in effect on the date hereof without any waiver, modification or amendment thereto which is not approved in writing by Vitro. Vitro agrees that it will give such approval unless a proposed waiver, modification, or amendment has or would be reasonably expected to have a material adverse effect on (x) Vitro or its Affiliates' rights, liabilities or obligations under this Agreement, (y) Vitro or its Affiliates' rights, liabilities or obligations arising as a result of or in connection with Anchor, its business or assets or (z) Vitro.


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            (v) The Pension Benefit Guaranty Corporation ("PBGC") shall not have instituted proceedings under Title IV of ERISA to terminate or appoint a trustee or receiver for any of the Seller Defined Benefit Plans (as defined in the Asset Purchase Agreement) on or before the Closing Date and the PBGC shall provide written assurance on the Closing Date that it shall not initiate such proceedings solely because of the assumption of the Seller Defined Benefit Plans by New Anchor or because of the transactions contemplated by the Asset Purchase Agreement.

            2. Representations and Warranties of Vitro. Vitro hereby represents and warrants to New Anchor and Consumers as follows:

            (a) Authority. Vitro is a corporation duly organized, validly existing and in good standing under the laws of Mexico. Vitro has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate and stockholder acts and other proceedings required to be taken by Vitro to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Vitro and constitutes a legal, valid and binding obligation of Vitro, enforceable against Vitro in accordance with its terms.

            (b) No Conflicts; Consents. (i) The execution and delivery of this Agreement by Vitro do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (A) the Certificate of Incorporation or By-laws or other constituent documents, as the case may be, of Vitro, (B) any agreement or obligation to which Vitro or any subsidiary of Vitro is a party or by which any of their respective assets are bound or (C) any judgment, injunction, order or decree, or statute, law, ordinance, rule or regulation applicable to Vitro or any subsidiary of Vitro or their respective assets, other than in the case of clauses (B) and (C) such as, in the aggregate, would not have a material adverse effect on the ability of Vitro to perform the obligations contemplated hereby.

            (ii) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Vitro in connection with the execution, delivery and performance of this Agreement.

            3. Representations and Warranties of Consumers and New Anchor. (a) Consumers hereby represents and warrants to Vitro as follows:

            (i) Authority. Consumers is a corporation duly organized, validly existing and in good standing under the federal laws of Canada and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Consumers has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate and stockholder acts and other proceedings required to be taken by Consumers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.


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
This Agreement has been duly executed and delivered by Consumers and constitutes a legal, valid and binding obligation of Consumers, enforceable against Consumers in accordance with its terms.

            (ii) No Conflicts; Consents. (A) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (I) the constituent documents of Consumers or the comparable governing instruments of any subsidiary of Consumers, (II) any agreement or obligation to which Consumers or any subsidiary of Consumers is a party or by which any of their respective assets are bound, or (III) any judgment, injunction, order, or decree, or statute, law, ordinance, rule or regulation applicable to Consumers or any subsidiary of Consumers or their respective assets, other than in the case of clauses (II) and (III) such as in the aggregate would not have a material adverse effect on the ability of Consumers to perform the obligations contemplated hereby.

            (B) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Consumers in connection with the execution, delivery and performance of this Agreement.

            (b) On and after the date the Addendum (as defined below) to this Agreement is executed, New Anchor hereby represents and warrants to Vitro as follows:

            (i) Authority. New Anchor is a corporation duly organized, validly existing and in good standing under the federal laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. New Anchor has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate and stockholder acts and other proceedings required to be taken by New Anchor to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by New Anchor and constitutes a legal, valid and binding obligation of New Anchor, enforceable against New Anchor in accordance with its terms.

            (ii) No Conflicts; Consents. (A) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (I) the constituent documents of New Anchor or the comparable governing instruments of any subsidiary of New Anchor, (II) any agreement or obligation to which New Anchor or any subsidiary of New Anchor is a party or by which any of their respective assets are bound, or (III) any judgment, injunction, order, or decree, or statute, law, ordinance, rule or regulation applicable to New Anchor or any subsidiary of New Anchor or their respective assets, other than in the case of clauses (II) and (III) such as in the aggregate would not have a material adverse effect on the ability of New Anchor to perform the obligations contemplated hereby.


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            (B) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to New Anchor in connection with the execution, delivery and performance of this Agreement.

            (C) Consumers and New Anchor each represent and warrant as follows:

            (i) All of the conditions set forth in subparagraphs (a), (b), (d) and (e) of paragraph 4 of Part One of the letter dated December 2, 1996, from Owens-Brockway Glass Container Inc. to Consumers Packaging Inc. have been satisfied or waived.

            (ii) The Buyers will purchase the Purchased Assets and assume the Assumed Liabilities in accordance with the terms of the Asset Purchase Agreement as in effect on the date hereof without any waiver, modification or amendment thereto which is adverse to the interests of Vitro.

            4. Noncompetition. (a) Vitro agrees that, except as provided in paragraph (b) of this Section 4, for a period of five full years from the Closing Date, neither it nor any of its Affiliates shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder or equity owner in any corporation or other entity, in any business (whether such business was established by Vitro or any of its Affiliates or was acquired as an existing business) or as a licensor of technology for any business that manufactures Anchor Products (as defined herein) in the United States and Canada (a "Competing Business"); provided that nothing herein shall prohibit the acquisition by Vitro or any of its Affiliates
(i) of a diversified company or other entity having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to any business engaged in a Competing Business, (ii) of less than 10% of the stock or other ownership interests in a company or other entity engaged in a Competing Business or (iii) of a non-Controlling (as defined herein) equity interest in any person, including a person engaged in a Competing Business, if such non-Controlling equity interest was acquired in exchange for, or as part of the consideration in a transaction involving, the sale of Vitro or any Affiliate of Vitro, a division, line of business or other significant portion of the assets of Vitro or any of its Affiliates or the sale of a subsidiary of Vitro or any of its Affiliates; and provided, further that, except as set forth in paragraph (d) of this Section 4, nothing herein shall prohibit Vitro or any of its Affiliates from engaging, directly or indirectly, in a business that manufacturers Anchor Products in Canada so long as such Anchor Products are not sold into the United States or intended or directed by Vitro or any of its Affiliates for sale into the United States through a distributor or otherwise.

            (b) (i) Vitro agrees, that for a period of five full years from the Closing Date, neither it nor any of its Affiliates shall sell any Anchor Products to any customer who purchased Anchor Products from Anchor on or after September 30, 1994, provided that such customer (x) is not a Common Customer (as defined in clause (ii) below), (y) is not engaged in the business of distributing Anchor Products and (z) has purchased an aggregate amount of more than $25,000 of Anchor Products from plants other than the Hayward, California plant or the Antioch, California plant in at least one year since September 30, 1994 (each, an "Anchor Customer").


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
            (ii) Vitro agrees, that for a period of five full years from the Closing Date, neither it nor any of its Affiliates shall sell Anchor Products to
(x) any customer (I) who purchased Anchor Products from anchor on or after September 30, 1994, provided that such customer (A) is not engaged in the business of distributing Anchor Products and (B) has purchased an aggregate amount of more than $25,000 of Anchor Products from plants other than the Hayward California plant or the Antioch, California plant in at least one year since September 30, 1994 and (II) who has also purchased glass containers used in the food and beverage industry from Vitro or its Affiliates on or after January 1, 1992 (each, a "Common Customer") or (y) persons engaged in the business of distributing Anchor Products to the extent that Vitro knows by reason of shipping arrangements, discussions with the distributor or otherwise that such Anchor Products are to be resold to Anchor Customers or Common Customers if, but only if, the aggregate price for the sale of all such Anchor Products referred to in clauses (x) and (y) above during the applicable period set forth below would be an amount in excess of the amounts set forth below opposite such period:

                  Period                                   Amount
                  ------                                   ------
Closing Date through and including                     $6,187,500.00
      the day immediately preceding the
      first anniversary of the Closing Date

The day of the first anniversary of the Closing         6,960,937.50
      Date through and including the day
      immediately preceding the second
      anniversary of the Closing Date

The day of the second anniversary of the Closing        7,831,054.69
      Date through and including the day
      immediately preceding the third
      anniversary of the Closing Date

The day of the third anniversary of the Closing         8,809,936.52
      Date through and including the day
      immediately preceding the fourth
      anniversary of the Closing Date

The day of the fourth anniversary of the Closing        9,911,178.59
      Date through and including the day
      immediately preceding the fifth
      anniversary of the Closing Date

            (iii) Notwithstanding the provisions of paragraphs (b)(i) and (b)
(ii) of this Section 4, the sale by Vitro or its Affiliates of any Anchor Products that are sourced from New Anchor or its Affiliates shall not be restricted and such sales shall be disregarded for purposes of the dollar limitations set forth in paragraph (b)(ii) of this Section 4.


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
            (iv) Except as set forth above in this Section 4, Vitro shall not be prohibited or restricted in any manner with respect to the ability to manufacture, sell, license or otherwise deal in any Anchor Products or any other products.

            (c) Vitro agrees that from the date hereof to the first anniversary of the Closing Date neither it nor any of its Affiliates shall directly or indirectly solicit for employment any employees of Anchor other than the persons set forth on Schedule A hereto.

            (d) (i) Vitro agrees, that for a period of five full years from the Closing Date, neither it nor any of its Affiliates shall enter into any joint venture, partnership or similar arrangement (a "Joint Venture") with another person to manufacture Anchor Products in Canada, unless prior thereto (A) Vitro shall have provided written notice (the "Vitro Notice") to Consumers of its intention to enter into a Joint Venture and setting forth the material terms of the proposed Joint Venture and (B) either (I) Consumers shall not have provided written notice to Vitro within 30 days after the Vitro Notice is given to Consumers of its intention to enter into such Joint Venture with Vitro or any such Vitro Affiliate or (II) Consumers shall have provided written notice within 30 days after the Vitro Notice is given to Consumers of its intention to enter into the Joint Venture with Vitro or any such Vitro Affiliate, but such Joint Venture between Consumers and Vitro or any such Vitro Affiliate shall have not been consummated, after good faith efforts by Vitro or any such Vitro Affiliate, within 180 days after the Vitro Notice is given to Consumers. If the conditions set forth in clauses (A) and (B) above shall have been satisfied, then Vitro or its Affiliates may enter into a Joint Venture with a third party on terms not materially more favorable in the aggregate to the third party than those set forth in the Vitro Notice.

            (ii) If there is a "Change of Control" (as defined below) of Vitro, then the second proviso to Section 4(a) hereof shall no longer apply to Vitro or any successor thereto, any subsidiary of Vitro or such successor or any other entity controlled by Vitro or such successor. For purposes of this paragraph, "Change of Control" means, with respect to Vitro, the occurrence of any of the following events: (i) any person (a) shall acquire, in a transaction or series of transactions, outstanding securities of Vitro which, when added to the voting power previously held, entitles such person to exercise more than fifty percent (50%) of the total voting power of Vitro in the election of directors or (b) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the outstanding common stock of Vitro; or (ii) Vitro shall (a) consolidate or merge with any other person, but only if shares of Vitro's common stock are converted into cash, securities or other property in a transaction in which the holders of Vitro's common stock immediately prior to the merger hold in the aggregate less than fifty percent (50%) of the voting securities of the continuing or surviving corporation or (b) sell, lease, exchange, or otherwise transfer (in one transaction or a series of related transactions) all, or substantially all, of the assets of Vitro.

            (e) If any provision contained in this Section 4 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4, but this Section 4 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of


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
the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Vitro acknowledges that New Anchor would be irreparably harmed by any breach of this Section 4 and that there would be no adequate remedy at law or in damages to compensate New Anchor for any such breach. Vitro agrees that New Anchor shall be entitled to injunctive relief requiring specific performance by Vitro of this Section 4.

            (f) For purposes of this Agreement, "Affiliate" of a person means any person which Controls, is Controlled by or is under common Control with, such person; "Anchor Products" means glass containers used in the food and beverage industries other than Specialty Products; "Specialty Products" means, collectively, (A) decorated ware, also known as "ACL", (B) larger ware (i.e., glass containers of three gallon size or larger) and (C) miniature bottles and samplers; and "Control" means either (I) direct or indirect ownership of 50% (or, in the case of clause (iii) of the first proviso of Section 4(a) only, 33%) or more of the voting equity interests of a person or (II) direct or indirect power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise; and "Controlled" and "Controlling" have correlative meanings.

            5. Vitro Packaging. (a) Prior to the date of this Agreement, Affiliates of Vitro have purchased glass containers manufactured by Anchor from Anchor in order to fulfill customer orders in the United States depending on the product and delivery requirements of the customer order. New Anchor understands that Vitro's distribution Affiliates also purchase supplies of glass containers from manufacturing Affiliates of Vitro. Vitro agrees that, subject to paragraphs
(b) and (c) of this Section 5, its distribution Affiliates shall purchase not less than 1.3 million gross of glass containers of a similar variety (such variety being subject to market conditions) from New Anchor in any year during the 5-year period commencing on the Closing Date unless there is a proportionate reduction in the amount of Anchor Products sold by Vitro's manufacturing Affiliates for distribution in the United States market during such year. Subject to paragraph (b) of this Section 5, the purchase of such glass containers shall be on the same terms and conditions (including comparable quality and service) as such glass containers are presently supplied by Anchor to Vitro and its Affiliates.

            (b) Vitro represents that the purchase price paid by Vitro and its Affiliates for such glass containers presently supplied by Anchor to Vitro and its Affiliates is equal to standard cost (determined pursuant to consistently applied procedures), plus 10%, FOB the factory (the "Price Formula"). The purchase price (the "Purchase Price") to be paid by Vitro and its Affiliates to New Anchor for any such glass containers purchased by Vitro and its Affiliates pursuant to this Section 5 shall be determined pursuant to the Price Formula, with standard cost being determined in the same manner and using the same procedures as are currently used by Anchor to determine the purchase price charged by Anchor to Vitro and its Affiliates. Notwithstanding the foregoing, if, prior to any such purchase of glass containers by Vitro or its Affiliates from New Anchor


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
pursuant to this Section 5, Vitro demonstrates to New Anchor that the Price Formula is commercially unreasonable with respect to such purchase of glass containers, New Anchor and Vitro shall negotiate in good faith to determine the appropriate price for such purchase of glass containers, taking into account the then current market price for, and cost to manufacture, such amount of glass containers (but without reference to Vitro pricing for similarly situated customers in the relevant geographic area). If New Anchor and Vitro are unable to agree upon the appropriate price for such purchase of glass containers, Vitro may purchase such glass containers from another source of supply. If Vitro and its distribution Affiliates shall have failed to fulfill the obligation to purchase the amount of glass containers required pursuant to Section 5(a) (the "Purchase Obligation") at the end of any year during the five year period commencing on the Closing Date, as a result of the failure during such year of New Anchor and Vitro to agree in good faith on prices for certain purchases of glass containers pursuant to this Section 5(b), Vitro shall be deemed not to have failed to fulfill the Purchase Obligation to the extent of the aggregate gross amount of the glass containers as to which New Anchor and Vitro were unable during such year to agree in good faith on the prices.

            (c) If New Anchor or its Affiliates sells glass containers to a customer who had previously purchased glass containers from Vitro or its Affiliates and Vitro and its Affiliates had supplied such customer orders with purchases from New Anchor or Anchor, the annual 1.3 million gross of glass containers referred to in clause (a) of this Section 5 shall be reduced by the number of glass containers which such customer had ordered from Vitro and its Affiliates during the 12-month period ending on the date of the last sale to such customer by Vitro or its Affiliates.

            (d) Vitro and New Anchor agree to cooperate in good faith in the administration of sales pursuant to this Section 5, through participation in periodic planning sessions to review Vitro's expected requirements and New Anchor's manufacturing capacity and availability. New Anchor shall provide Vitro with detailed information concerning its determination of the Purchase Price for sales under this Section 5 and such backup information with respect thereto as Vitro shall reasonably request. Not more than once per year on reasonable notice to New Anchor, Vitro shall have the right to obtain an audit of the determination by New Anchor of the Purchase Prices paid by Vitro and its Affiliates to New Anchor pursuant to this Section 5 by an independent nationally recognized accounting firm appointed by it, reasonably satisfactory to New Anchor, which such firm shall have entered into a confidentiality agreement with New Anchor. Such Audit shall be at Vitro's cost and expense unless the auditor finds that the aggregate Purchase Prices charged by New Anchor to Vitro during any annual period were more than 5% in excess of the amounts that should have been charged in accordance with this Agreement, in which event New Anchor shall bear the cost of such audit.

            6. Environmental Indemnity. (a) Subject to the limitations set forth in this Section 6, Vitro shall indemnify New Anchor and its Affiliates against and hold each of them harmless from any and all damage, loss, cost, liability and expense (including (A) capital or operating expenditures required to achieve compliance with environmental protection standards imposed by law or as a condition of any license, permit or agreement, each as in effect under Environmental Laws as of the Closing Date, (B) costs to investigate any known or potential environmental matter, including any matters disclosed in Schedule 3.12 to the Asset Purchase Agreement and in the Supplemental Environmental Notice (as defined below), (C) administrative


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
oversight costs (not including, however, any costs, expenses or hourly fees imputed to New Anchor's employees on account of their oversight of or participation in, any investigation or remediation) and reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel, (D) costs of remediation, cleanup, removal and disposal and (E) reasonable attorney's fees and expenses) but excluding lost profits and any other consequential damages (collectively, "Loss"), incurred or suffered by New Anchor or any of its Affiliates arising out of or in connection with matters arising or relating to Environmental Laws (as defined below) (including any matter disclosed or required to be disclosed in Schedule 3.12 to the Asset Purchase Agreement or in the Supplemental Environmental Notice which (y) relate to or arise in connection with Anchor or any of its subsidiaries, the Purchased Assets (as defined in the Asset Purchase Agreement), the Business (as defined in the Asset Purchase Agreement) or any properties now or previously owned, leased or operated by Anchor or any of its subsidiaries and (z) arise out of or in connection with actions occurring (including offsite disposal of wastes or Hazardous Substances) or conditions existing on or prior to the Closing Date (collectively, the "Environmental Liabilities"). Notwithstanding the foregoing,
(i) Vitro shall not be liable to indemnify New Anchor or its Affiliates for any Environmental Liability under this Section 6 which in any manner relates to or arises in connection with the Rocky Mountain Bottling Company plant located in Colorado or the properties located in Antioch, California or Hayward, California or the Business or operations currently or previously conducted thereon; (ii) Vitro shall not be liable to indemnify New Anchor or its Affiliates for any Environmental Liability under this Section 6 unless and until the aggregate amount of all such Environmental Liabilities exceeds $15,000,000 and New Anchor or its Affiliates shall have actually paid the first $15,000,000 of Environmental Liabilities; (iii) Vitro shall only be liable to indemnify New Anchor or its Affiliates for 50% of the aggregate amount of Environmental Liabilities which exceeds $15,000,000 but is less than or equal to $30,000,000 and only if such amount has actually been paid by New Anchor or its Affiliates;
(iv) Vitro shall be liable to indemnify New Anchor and its Affiliates for 100% of the aggregate amount of Environmental Liabilities which exceeds $30,000,000 but is less than or equal to $45,000,000 but only if New Anchor or its Affiliates have actually paid their share of the first $30,000,000 as set forth in clauses (ii) and (iii) above; and (v) Vitro shall have no liability pursuant to this Section 6 for any amount of Environmental Liabilities which exceeds $45,000,000. Nothing contained in this Section 6 shall be construed to require Vitro, and Vitro shall not otherwise be required, to indemnify or be liable to, any persons or entities, other than New Anchor and its Affiliates for any Loss.

            (b) Notwithstanding anything herein to the contrary, with respect to environmental matters for which Vitro is potentially obligated to indemnify New Anchor and its Affiliates pursuant to this Section 6, New Anchor shall have the option to retain exclusive control of the resolution of any such environmental matter, including the exclusive option to (i) conduct and obtain any tests, reports, surveys and investigations, (ii) contact Governmental Entities, make any report to such Governmental Entities and submit any remediation or compliance plans to such Governmental Entities, (iii) prepare any work plan for any remediation or correction of noncompliance, (iv) conduct or direct any such remediation or correction of noncompliance and (v) control any proceeding, action, litigation or claim.

            (c) In performing any remedial, removal or cleanup activities (the "Remedial Activities") in connection with this Section 6, New Anchor agrees that it will use reasonable, cost effective methods under the circumstances, to be determined by taking into account as a factor methods which will permit completion of any such Remedial Activity prior to the expiration of the relevant indemnity period and allow the use of the property as used as of the Closing Date; provided that New Anchor shall, prior to initiating any Remedial Activity which would have a cost in excess of $100,000 that would not represent a reasonable, cost effective method of completing such Remedial Activity if the term of the indemnity were indefinite, provide Vitro with a reasonably detailed description of the proposed activity (it being understood and agreed that initial remedial plans and any significant modifications thereto shall constitute a reasonably detailed description) and a reasonable period of time, given the specific circumstances (it being understood and agreed that a period of 30 calendar days shall constitute a reasonable period of time unless an imminent and substantial endangerment to human health or the environment exists in which event New Anchor shall only be required to provide such prior notice, if any, as is reasonable under the circumstances), to permit Vitro to comment on such proposed activity, provided that failure to give such notice shall not relieve Vitro from any liability under this Section 6 except to the extent that Vitro has been prejudiced by such failure.


            (d) New Anchor shall submit any invoices or reimbursement requests for which it is seeking indemnification under this Section 6 to Vitro on a quarterly basis, and Vitro shall promptly pay any such invoices or requests or, if applicable, Vitro's proportionate share of such invoices or requests.

            (e)(i) New Anchor shall provide to Vitro annual or semi-annual status reports describing significant environmental projects covered by this
 Section 6, and New Anchor shall provide to Vitro any information reasonably requested by Vitro relating to the matters covered by this Section 6 promptly after any such request.

                  (ii) If any Governmental Entity intends to take any action which would be reasonably likely to result in a direct claim against Vitro under this Section 6, New Anchor shall provide written notice thereof to Vitro promptly after New Anchor has knowledge thereof, provided that failure to give such notice shall not relieve Vitro from any liability under this Section 6 except to the extent that Vitro has been prejudiced by such failure. Subject to clause (b) of this Section 6, Vitro shall have the right to participate with New Anchor in resolving any such disputes with a Governmental Entity.

            (f) Between the date of this Agreement and the Closing Date, Vitro shall use all reasonable efforts to cause Anchor to provide New Anchor with a list of environmental matters which have arisen or been discovered between the date of this Agreement and the Closing Date (the "Supplemental Environmental Notice") which constitute specific exceptions to the representations set forth in Section 3.12 of the Asset Purchase Agreement. Vitro agrees that each item in the Supplemental Environmental Notice shall be as specific as possible, including disclosure as to the location, nature, extent and status of any contamination. In the event that the parties disagree about whether an item belongs on, or is sufficiently disclosed in, the Supplemental Environmental Notice, the parties agree to negotiate in good faith as to the nature and content of such disclosure. If the parties cannot agree, the parties shall choose a mutually acceptable independent environmental consultant to determine whether such item (i) constitutes a recognizable environmental condition and (ii) is sufficiently disclosed, and shall abide by the decision of such consultant.

            (g) Vitro's obligation to indemnify New Anchor and its Affiliates under this Section 6 shall survive for six years after the Closing Date (including any Losses actually incurred within such six-year period), provided that Vitro's indemnification obligation shall survive for ten years after the Closing Date (including any Losses actually incurred within such ten-year period) in connection with any Environmental Liabilities arising out of or in connection with

                  (i) (x) any obligations under the Industrial Site Recovery Act (or the Environmental Cleanup Responsibility Act) at the property located in Salem, New Jersey and (y) known groundwater contamination at the properties located at Chattanooga, Tennessee (including any investigation, remediation, or monitoring in connection with regional deep aquifer contamination), Shakopee, Minnesota and Winchester, Indiana, and investigations, remediation and monitoring of potential groundwater contamination arising out of or in connection with contamination in the area of the northern boundary of the railroad siding north of the maintenance shop at the property located at Chattanooga, Tennessee;

                  (ii) off-site disposal of wastes or Hazardous Substances by Anchor or any of its subsidiaries or in connection with any properties now or previously owned, leased or operated by Anchor or any of its subsidiaries, including liability under CERCLA; and

                  (iii) properties that were not owned, Leased or operated by Anchor or any of its subsidiaries on the Closing Date but which were, at some point prior to the Closing Date, owned, leased or operated by Anchor or any of its Subsidiaries.

            For purposes of this Section 6, the following terms shall have the meanings set forth below:

            "Anchor" and "subsidiary" shall include any entity which is, in whole or in part, a predecessor of Anchor or any subsidiary of Anchor.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time and any rules or regulations promulgated thereunder.

            "Environmental Laws" means any and all federal, state, local or foreign law, treaty, regulation, rule, judicial decision, judgment, order, decree, injunction, permit or agreement relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

            "Hazardous Substance" means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, material or chemical regulated under Environmental Laws.

            7. Indemnity. (a) Vitro hereby indemnifies New Anchor and its Affiliates and holds each of them harmless from any and all Loss incurred or suffered by New Anchor or any of its Affiliates arising out of any misrepresentation or breach of warranty (disregarding any limitation on the survival of representations and warranties contained in the Asset Purchase Agreement) made by Anchor in (i) Section 3.05(b) of the Asset Purchase Agreement (without giving any effect to the materiality qualification in such representation and warranty) and (ii) Section 3.12(b) of the Asset Purchase Agreement; provided that (X) Vitro shall not be liable for any Loss under clause
(i) above unless and until the aggregate amount of all such Losses exceeds $3,750,000 and then only to the extent of such excess, and the liability of Vitro for any Loss under clause (i) above shall not exceed $37,500,000 in the aggregate and (Y) Vitro shall not be liable for any Loss under clause (ii) above unless and until the aggregate amount of all such Losses exceeds $1,000,000 and then only to the extent of such excess, and the liability of Vitro for any Loss under clause (ii) above shall not exceed $37,500,000 in the aggregate; provided, further, that Vitro shall not be liable for any Loss under clause (i) above if
(I) the Buyers have received written notice prior to the Closing under the Asset Purchase Agreement of a material liability or obligation relating to the Purchased Assets or the Business (as defined in the Asset Purchase Agreement) which would be required to be disclosed on Schedule 3.05 to the Asset Purchase Agreement and is not so set forth on such schedule and (II) the Closing under the Asset Purchase Agreement occurs after the Buyers have waived the disclosed breach of Section 3,05(b) of the Asset Purchase Agreement.

            (b) The indemnity obligation of Vitro contained in this Section 7 shall terminate on the second anniversary of the Closing Date; provided that the indemnity obligation of Vitro contained in this Section 7 shall survive the time it would otherwise terminate if written notice of any claim, event, condition, proceeding or other matter giving rise to such right to indemnity shall have been given to Vitro prior to such time.

            (c) Any person that may be entitled to indemnification under this
Section 7 (an "Indemnified Party") shall give written notice to Vitro with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification will be based; provided that the failure to give such notice shall not relieve Vitro from any liability under this Section 7, except to the extent that Vitro has been prejudiced by such failure. The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. Except as otherwise provided in this Section 7, with respect to any such claim or proceeding by or in respect of a third party, Vitro shall have the right to direct, through counsel of its own choosing, reasonably satisfactory to the Indemnified Party, the defense or settlement thereof at its own expenses. If Vitro elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party; provided that the fees and expenses of one counsel plus any local counsel (if necessary), for all Indemnified Parties shall be borne by Vitro if representation of both Vitro and the Indemnified Parties by one counsel would be inappropriate due to actual or potential differing interests between Vitro and the Indemnified Parties. The Indemnified Party shall provide Vitro with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Vitro in the defense or settlement thereof, of Vitro shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. No such third party claim may be settled by the Indemnified Party without the written consent of Vitro, which consent shall not be unreasonably withheld; and Vitro shall not be liable for any claim settled without its consent. If Vitro shall fail to promptly defend or fail to promptly prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at Vitro's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give Vitro prompt written notice thereof and Vitro shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Notwithstanding anything to the contrary contained herein, Vitro may not settle any claim or proceeding involving equitable relief against New Anchor or any of its Affiliates without the prior written consent of New Anchor, which consent shall not be unreasonably withheld.

            8. Letters of Credit. New Anchor agrees that on the Closing Date, New Anchor shall replace the Vitro letter of credit facilities described in Schedule B hereto if and to the extent such letter of credit facilities relate to the Purchased Assets or the Assumed Liabilities with letters of credit or other arrangements satisfactory to the holders of such letters of credit. In addition, New Anchor agrees that it shall reimburse Vitro for any draw under any such letter of credit facility made after September 13, 1996 if and to the extent (i) such letter of credit facility relates to the Purchased assets and Assumed Liabilities and (ii) such draw results in an equivalent reduction in the amount that the Buyers would otherwise have been required to pay in connection with the Asset Purchase Agreement after giving full effect to the provisions thereof.

            9. Tampa Lease. New Anchor understands that Vitro has guaranteed all obligations of Anchor under that certain Lease Agreement dated as of March 31, 1988 as modified and amended, (the "Lease") by and between Anchor and Fountain Associates I, Ltd., a Florida limited partnership (the "Borrower"), as modified and amended by that certain First Amendment to Lease dated as of June 16, 1992, as further modified and amended by that certain Second Amendment to Lease dated as of September 30, 1993 and as further modified and amended by that certain Third Amendment to Lease dated as of February 22, 1995, and as further modified by that certain Agreement dated as of March 31, 1996 (the "Waiver Agreement") among Anchor, the Borrower and Citicorp Leasing, Inc. (the "Lender"), which provided for the waiver of the default under the Lease pursuant to Section 9(a)(13) of the Lease (the "Lease Default"), through September 15, 1996, and that certain Amended and Restated Agreement dated as of September 12, 1996 (the "Amended and Restated Waiver Agreement") among Anchor, the Borrower and the Lender, which provided for the waiver of the Lease Default through January 15, 1997, and the related Building Option Agreement dated as of March 31, 1988 between Anchor and the Borrower, as modified and amended by the First Amendment to Building Option Agreement dated as of June 16, 1992, and as further modified and amended by that certain Agreement dated as of June 16, 1992, and as further modified and amended by the Waiver Agreement and the Amended and Restated Waiver Agreement (collectively, the "Tampa Lease Obligations"). New Anchor confirms that, if the Buyers proceed with the Closing under the Asset Purchase Agreement, on the Closing Date New Anchor will assume the Lease and from and after the Closing Date will perform the Tampa Lease Obligations, subject to such modifications, if any, as shall be made in the Tampa Lease Obligations in accordance with the Asset Purchase Agreement, so that Vitro will not have to make any payments in respect of the Tampa Lease Obligations under its guarantee thereof.

            9.A. Vitro Contribution. Vitro agrees that upon (i) replacement or termination of the letter of credit facilities in accordance with Section 8,
(ii) reimbursement of any draws on the related letters of credit, (iii) assumption of Tampa Lease Obligations in accordance with Section 9, and (iv) delivery of an effective release of Vitro from any and all obligations and claims by or on behalf of Anchor or its creditors' committee, Vitro shall contribute $8.4 million to the bankruptcy estate of Anchor.

            10. Use of Anchor Name. After the Closing Date, except as provided in Section 5.06 of the Asset Purchase Agreement, Vitro shall not, and shall not permit any of its Affiliates to, use the name or mark "Anchor" or "Anchor Glass" or any derivative thereof for any commercial purpose.

            11. Best Efforts of Consumers and New Anchor. Each of Consumers and New Anchor agrees that it shall use its commercially reasonable efforts to complete the transactions contemplated by the Asset Purchase Agreement as in effect on the date hereof without any waiver, modification or amendment thereto which is adverse to the interests of Vitro.

            12. Further Assurances. From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the terms and conditions of this Agreement) as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

            13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement and the rights and obligations hereunder shall not be assigned by New Anchor, Consumers or Vitro without the prior written consent of the other parties hereto.

            14. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

            15. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

            16. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by all parties hereto. No failure or delay by any party in exercising a right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            17. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by confirmed fax or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, confirmed faxed or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

            (i)   if to Consumers or New Anchor,

                  Consumers Packaging Inc.
                  401 The West Mall
                  Suite 900
                  Etobicoke, Ontario M9C 507
                  Canada
                  Attention:  Chairman
                  Telecopy:  (416) 232-3635

            with copies to:

                  Jones Day Reavis & Pogue
                  599 Lexington Avenue
                  New York, NY 10022
                  Attention:  Marc S. Kirschner, Esq.
                  Telecopy: (212) 755-7306

                  Eckert Seamans Cherin & Mellott
                  42nd Floor - 600 Grant Street
                  Pittsburgh, PA 15219
                  Attention:  C. Kent May, Esq.
                  Telecopy:  (412) 566-6099

            (ii)  if to Vitro,

                  Vitro, Sociedad Anonima
                  Ave. Santa Engracia No. 400
                  Colonia Valle del Campestre
                  Garza Garcia, N.L. 66250, Mexico
                  Tel:  011-528-329-1272
                  Fax:  011-528-329-1372

                  Attention:  Tomas Cantu Gonzalez

            with a copy to:

                  Cravath, Swaine & Moore
                  825 Eighth Avenue
                  New York, NY 10019
                  Tel.:  (212) 474-1000
                  Fax:   (212) 474-3700

            Attention:  Gregory M. Shaw, Esq.

            18. Interpretation; Certain Definitions. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (b) For all purposes hereof:

            (i) "including" means including, without limitation; and

            (ii) "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

            19. Fees and Commissions. (a) Vitro shall pay all fees or commissions of Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan & Co. Incorporated, which Vitro represents are the only investment bankers, brokers or finders that have acted for Vitro which might be entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby.

            (b) Consumers shall pay all fees or commissions of Rothschild Inc., which Consumers represents is the only investment banker, broker or finder that has acted for Consumers which might be entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby.

            20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

            21. Entire Agreement. This Agreement and the Asset Purchase Agreement contain the entire Agreement and understanding between all of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Vitro shall not be liable or bound to New Anchor or Consumers, and New Anchor and Consumers shall not be liable or bound to Vitro, in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other documents referred to herein or therein.

            22. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

            23. Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York, and (c) to the extent applicable, the United States Bankruptcy Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of or related to this Agreement, any other document referred to herein or any transaction contemplated hereby or thereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County or, to the extent applicable, the United States Bankruptcy Court for the District of Delaware. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 23. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, (ii) the United States District Court for the Southern District of New York or (iii) to the extent applicable, the United States Bankruptcy Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            24. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER DOCUMENT REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            25. Formation of New Anchor. As soon as possible after the date hereof but in no event later than two (2) business days prior to the Closing under the Asset Purchase Agreement, Consumers shall cause (i) New Anchor to be duly formed and (ii) New Anchor to execute an addendum (the "Addendum") to this Agreement pursuant to which New Anchor shall confirm that it is a party hereto and it is in agreement with the terms hereof. Prior to the due formation of New Anchor, Consumers shall be liable for all of the obligations and liabilities of New Anchor set forth in this Agreement.

            26. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                    VITRO, SOCIEDAD ANONIMA,



                                    by /s/ Jose Antonio Lopez
                                       -------------------------------
                                    Name:  Jose Antonio Lopez
                                    Title: Chief Financial Officer



                                    CONSUMERS PACKAGING INC.



                                    by  /s/ John J. Ghaznavi
                                       -------------------------------
                                    Name:
                                    Title:



                                    CONSUMERS PACKAGING INC.
                                    ON BEHALF OF A NEW DELAWARE
                                    CORPORATION TO BE FORMED BY
                                    CONSUMERS PACKAGING INC.  IN
                                    ACCORDANCE WITH SECTION 25 HEREOF,



                                    By  /s/ John J. Ghaznavi
                                       -------------------------------
                                    Name:
                                    Title:

                                                                      Schedule A



            Vitro and its Affiliates may, directly or indirectly, solicit for employment the following employees of Anchor:


1.    Lee Farlander

2.    L. Whalen

3.    W. Stedeford

4.    P. Hilferty

5.    J. Torres

6.    L. Bergholtz

7.    Lazaro Casas

8.    Claudio del Valle

9.    Carlos Gutierrez

10.   Luis Rendon

11.   Francisco Romero

12.   Alfonso G. Palacio

13.   Jorge Trevino

14.   Eduardo Taylor

15.   Gerardo Salazar

                                                                      Schedule B

                                Letters of Credit

1. Bank of America National Trust and Savings Association established an irrevocable standby letter of credit in favor of General Electric Capital Corporation for drawings up to $2 million expiring on April 30, 1997, which can be drawn at the request of an authorized representative of Anchor or if Anchor is in default of its obligation, pursuant to Section
      7.08 of the Lease Agreement dated as of June 30, 1995, to rebuild the manufacturing unit located at Shop Eleven of its Henryetta, Oklahoma facility.

2. Bank of America National Trust and Savings Association established an irrevocable standby letter of credit in favor of Aetna Life and Casualty for drawings up to $9.5 million expiring on April 30, 1997, which can be drawn to secure obligations of Anchor to Aetna. Anchor's obligations to Aetna under the policy consist of an obligation to make monthly deferred workers compensation payments.

3. Bank of America National Trust and Savings Association established an irrevocable standby letter of credit in favor of Central Valley Regional Water Quality Control Board for drawings up to $632,000 expiring on April 30, 1997, which can be drawn upon certification that (a) it is payable pursuant to rules issued under certain sections of Title 23 of the California Code of Regulations and not to cover workers compensation or certain other specified matters or (b) it is drawn on to cover taking corrective action for all known or reasonably foreseeable releases from closure and post-closure maintenance of a certain waste management unit designated as a Class II Landfill.

4. Bank of America National Trust and Savings Association established an irrevocable standby letter of credit in favor of Lockheed Martin Finance Corporation for drawings up to $1 million expiring on April 30, 1997, which can be drawn upon certification that Anchor has not paid amounts due under Article 4 of Attachment A to Agreement 703451 effective November 1, 1995, as amended, relating to the payment of a fee which Anchor agreed to pay over time in connection with the purchase of a hardware system from Lockheed.

5. Bank of America National Trust and Savings Association established an irrevocable standby letter of credit in favor of IBM Credit Corporation for drawings up to $56,380 expiring on April 30, 1997, which can be drawn upon certification that an event of default or a default by Anchor has occurred under the terms of the installment payment master agreement, term lease master agreement or general business lease agreement executed by Anchor and IBM Credit Corporation relating to the purchase of certain AS 400 computer equipment.